UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0- 11.

Subsequent to this filing, the following letter was sent by Amgen Inc. to certain institutional holders of our common stock.

We encourage our stockholders to similarly consider this letter when casting their vote.

Amgen Inc. 1 Amgen Center Drive Thousand Oaks, CA 91320 USA (805) 447-1000 amgen.com

«DATE»

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS1»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

I want to take a moment to thank you for your investment in Amgen. I typically write around this time of year to provide a short summary of Amgen’s Board of Directors’ recommendations for our Annual Meeting of Stockholders.

2023 was another year of strong execution of our strategy. We acquired Horizon Therapeutics plc (Horizon), advanced our innovative pipeline, and delivered strong performance.

Execution of Our Strategy

The core of Amgen’s strategy is innovation. More specifically, we seek to provide first- or-best-in-class medicines that make a significant difference for patients suffering from serious diseases. Some of these innovative medicines are developed internally and some are sourced externally.

•

In 2023, we acquired Horizon, a leading provider of innovative medicines to treat rare inflammatory diseases. The medicines we acquired are all very early in their lifecycles and, by leveraging Amgen’s world-class biologics capabilities, decades of experience in inflammation, and extensive global presence, we believe they have significant growth potential.

•

Today, our portfolio spans four therapeutic areas: General Medicine; Oncology; Inflammation; and, now, Rare Disease. In each area, we have numerous well-established products currently on the market, promising new innovative medicines advancing through our pipeline, and biosimilars.

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In our Oncology pipeline, Amgen was granted three Breakthrough Therapy Designations[1] by the U.S. Food and Drug Administration, or FDA, last year for tarlatamab in small cell lung cancer, BLINCYTO® in acute lymphoblastic leukemia, and LUMAKRAS® in combination with Vectibix® in colorectal cancer.

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In General Medicine, a number of our medicines delivered record 2023 sales, including our cholesterol treatment Repatha® and our osteoporosis medicines Prolia® and EVENITY®. In our pipeline for General Medicine, we are rapidly advancing several potentially differentiated treatments for obesity, one of which, maridebart cafraglutide, is currently being studied in a Phase 2 clinical trial.

•	We accomplished these objectives while maintaining a disciplined approach to capital allocation, investing in our business and returning capital to our stockholders through a growing dividend.

–	We invested $27.8 billion in a strategic business acquisition, $4.8 billion in research and development, and $1.1 billion in capital expenditures.

–	We returned $4.6 billion in dividends to stockholders.

1 Breakthrough Therapy Designation is a process designed to expedite the development and review of drugs that are intended to treat a serious condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapy on a clinically significant endpoint.

Our Commitment to Society

Our responsibility to operate as a good corporate citizen begins with our mission to serve patients and is supported by our long-standing focus on using resources responsibly to support the sustainability of our business and the environment.

•	Our environmental sustainability goals include achieving carbon neutrality in our operations by 2027, while further reducing our water use by 40% and waste disposed by 75%.[2]

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Our 2027 Scope 1 and 2 carbon emissions and Scope 3 supplier engagement targets have been approved by the Science Based Targets initiative (SBTi), a global body enabling businesses to set emissions reductions targets in line with the goals of the Paris Agreement to limit global warming to 1.5°C above pre-industrial levels.

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Our proprietary approach to innovative manufacturing has guided the design and construction of our two new state-of-the-art U.S. facilities in Ohio (recently licensed by the FDA) and North Carolina. In addition to helping to advance our 2027 environmental goals, these new facilities are expected to support our ability to meet the demand for our medicines and bring hundreds of full-time jobs to these regions while expanding our access to diverse talent.

•

In support of our strategic priority of innovation, our Representation in Clinical Research (RISE) program has advanced our approach to diverse clinical trial design, site selection, and patient enrollment so that our clinical study participants are more characteristic of the broader patient population.

•	Through the Amgen Safety Net Foundation and our corporate philanthropy, we assist eligible patients around the world to obtain the medicines they need but cannot afford.

•	The science education programs funded by the Amgen Foundation now reach approximately 25 million students and teachers around the world, helping to inspire the next generation of innovators.

Voting Matters and Board Recommendations

By now, you should have received the proxy statement for our upcoming Annual Meeting to be held on May 31, 2024. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR each Director Nominee	Item 1:	Election of the 12 nominees to serve on our Board until the 2025 annual meeting of stockholders.

FOR	Item 2:	Advisory vote to approve our executive compensation.

FOR	Item 3:	To approve our Amgen Inc. Second Amended and Restated 2009 Equity Incentive Plan.

FOR	Item 4:	Ratification of Ernst & Young LLP as our independent registered public accountants.

As you consider your vote, below is a summary of our corporate governance and compensation practices and a synopsis of our achievements in 2023:

Our Board consists of a group of highly qualified leaders in their respective fields. Our director nominees include four women and three diverse directors and, reflecting our Board’s commitment to refreshment, our Board has appointed eight new directors since 2016 and we have an average Board tenure of ~6.3 years.3

2 Carbon neutrality goal refers to Scope 1 and 2 emissions. Reductions in water and waste take into account only verified reduction projects, and do not take into account changes associated with the contraction or expansion of the Company and are measured against a 2019 baseline.

3 Includes Dr. Mary E. Klotman as a director nominee, who is standing for initial election at this Annual Meeting.

•	All of our director nominees have senior leadership experience at large organizations, and have gained significant and diverse management experience.

•	Many of our director nominees also have public company experience, an understanding of corporate governance practices and trends, and bring unique perspectives to the Board.

•

A number of our director nominees have extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research and experience leading important academic and healthcare institutions.

We are committed to corporate governance best practices overseen by our highly experienced and independent Board.

•	We have a highly independent Board (11 of our 12 director nominees are independent) and only independent Board members serve on our key standing committees.[4]

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Our lead independent director, Robert A. Eckert, has substantial and specific duties and has been elected by our Board to serve as the lead independent director in 2024 subject to his re-election to the Board by stockholders.

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A director serving as our CEO should not serve on more than two outside public company boards and no director should serve on more than five public company boards. As part of its nominating process, the Governance and Nominating Committee conducts an annual review of director commitment levels and shares its findings with the Board. Presently, our CEO serves on one outside public company board and no director serves on more than two outside public company boards.

We have a long-standing practice of stockholder engagement and our Board has a history of responsiveness to stockholder feedback.

•

We have a long-standing practice of stockholder engagement throughout the year and at our Annual Meeting. Consistent with prior years’ practices, since our 2023 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising ~51% of our outstanding shares.

•

In addition to our stockholders electing our Board annually by majority voting and having rights to act by special meeting, written consent, and proxy access, as well as our robust recoupment mechanisms, informed by engagement with our stockholders, we have expanded and enhanced a number of our disclosures, including those related to our: Board gender and racial/ethnic diversity; drug pricing practices; annual Consolidated EEO-1 Report; oversight of political contributions, memberships in trade and industry associations, and lobbying; patents for our five top selling products; and reporting in alignment with several environmental standards and guidelines (including the Sustainability Accounting Standards Board (SASB) standards for our industry).

We have implemented compensation best practices, including:

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A substantial majority of our Named Executive Officer, or NEO, compensation is performance-based (including 80% of total target equity, of which 50% are three-year performance awards and 30% are stock options).

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Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year for 95% of equity awards granted. Our grants generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date.

•	We have robust stock ownership and retention guidelines.

•

We have a clawback policy providing for the mandatory recovery from our Section 16 officers, including our NEOs, of erroneously awarded incentive-based compensation including past cash bonuses and performance unit payouts granted, earned, or vested wholly or in part upon the attainment of any financial reporting measure that is the subject of a financial restatement.[5]

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We also have strong recoupment provisions that permit a determination that cash incentive awards are not earned and to facilitate the forfeiture and cancellation of unvested or unexercised equity awards.[6]

4 Key standing committees of the Board include the Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees.

5 Our clawback policy is available on our website at https://wwwext.amgen.com/about/how-we-operate/corporate-governance/amgen-policy-on-recovery-of-erroneously-awarded-compensation and filed in our Form 10-K for the year ended December 31, 2023. Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this document.

6 Granted after December 31, 2020.

Executive compensation is aligned with our business strategy and is performance-based.

•	We pay for performance, and pay outcomes reflect the achievements of our NEOs against our short- and long-term performance.

•	76% of our CEO’s 2023 target direct compensation and 70% of our other NEOs’ target direct compensation was based solely on our Company’s performance.

•	91% of our CEO’s 2023 target direct compensation and 83% of our other NEOs’ target direct compensation is “at-risk.”

•

Our Compensation and Management Development Committee, or Compensation Committee, approves annual Company goals that are designed to focus our NEOs and all of our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities, and position us for longer-term success.

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After the successful adoption and delivery of our 2022 ESG goals, our Compensation Committee approved an expanded ESG goal for our 2023 Company performance goals designed to continue to hold ourselves accountable for, and systematically advance towards, our 2027 environmental sustainability goals, to drive measurable achievement of our Representation in Clinical Research (RISE) objectives, and to drive ownership and accountability for our culture of inclusion.

Approval of our Amgen Inc. Second Amended and Restated 2009 Equity Incentive Plan will enable the Company to implement long-term incentive compensation programs.

Our Board has approved the Amgen Inc. Second Amended and Restated 2009 Equity Incentive Plan, or Amended Plan, subject to stockholder approval. Maintaining a long-term equity incentive plan, with an adequate reserve of shares, will enable the Company to implement long-term incentive compensation programs to retain our key employees, compensate our employees based on the performance of the Company, align the goals and objectives of our employees with the interests of our stockholders, and promote a focus on long-term value creation.

The Amended Plan amends and restates the Amgen Inc. Amended and Restated 2009 Equity Incentive Plan and increases the number of shares of our Common Stock available for issuance by 31,297,000 shares. We do not have any other equity incentive plans pursuant to which equity awards can be granted.

Continued retention of Ernst & Young LLP as our independent registered public accountants is in the best interest of the Company and its stockholders.

Our Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the performance of the independent registered public accountants and determines after such evaluation whether to re-engage the current independent registered public accountants. Based on this evaluation, the Audit Committee believes that the continued retention of our independent registered public accountants is in the best interests of the Company and its stockholders.

***

This year, our 2024 Annual Meeting of Stockholders will be held virtually. Although the meeting will not be held in person, of course, we will afford you the opportunity to participate, including a meaningful opportunity to ask questions.

I realize there are many demands on your time and want to thank you for your attention. We would welcome the opportunity to discuss any of our proxy statement voting matters with you. Please do not hesitate to contact Justin Claeys, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway
Chairman of the Board,
Chief Executive Officer and President

«SECONDNAME»